EXHIBIT 4.11
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                           CoolSavings, Inc.

                        2001 STOCK OPTION PLAN
                   INCENTIVE STOCK OPTION AGREEMENT
                   --------------------------------


     CoolSavings, Inc. (f/k/a coolsavings.com, inc.), a Delaware corporation (the "Company"), upon the recommendation of the Company's Board of Directors (the "Board") and pursuant to that certain 2001 Stock Option Plan adopted by the Company's Board of Directors, as amended (the "Plan"), and in consideration of the services to be rendered to the Company or its subsidiaries by ______________________ ("Employee"), hereby grants (subject to Section XII below), as of ________ ___, 2001 (the "Date of Grant"), Employee an option ("Option") to purchase ______ shares of the Company's common stock, $0.01 par value per share (the "Shares") at a price of $__________ per share (the "Option Price"), on the terms and conditions contained in this Stock Option Agreement (the "Agreement") and subject to all the terms and conditions of the Plan, which are incorporated by reference herein. The Option is designated as both an Incentive Stock Option and a Performance Based Option (as such terms are defined in the Plan), and the Option Price specified above is equal to the Fair Market Value of the Company's Common Stock on the Date of Grant.



I.   EXERCISE OF OPTION

     Employee may exercise this Option at any time on or after the first date specified below, but in no event later than ___________ [insert 10th anniversary of Date of Grant], subject only to prior termination or modification of the Plan and in accordance with and subject to any percentage limitations contained in this Section I and the expiration provisions contained in Section III:

           (a) One third (1/3) of the Shares, or any lesser part thereof, on or after the date which is one (1) year from the Date of Grant;

           (b) One third (1/3) of the Shares, or any lesser part thereof, on or after the date which is two (2) years from the Date of Grant; and

           (c) The final one third (1/3) of the Shares, or any lesser part thereof, on or after the date which is three (3) years from the Date of Grant.

Any Shares not purchased by Employee at the time Employee is first eligible to exercise the Option for such Shares, as determined by this Section I, may be purchased by Employee at any time thereafter but, in no event, later than ___________ [insert 10th anniversary of Date of Grant].














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II.  MANNER OF EXERCISE

     This Option may be exercised, in accordance with Section I above, by delivery (personally or by certified or registered mail in accordance with Section VII below) of a written notice to the Company's Secretary specifying the number of Shares to be purchased and accompanied by payment for those Shares and any applicable withholding taxes. At the election of Employee, such payment may be made in cash, check, or by delivery of certificate(s) representing Shares of the Company's common stock previously held by Employee, duly endorsed for transfer, or shares issuable to Employee pursuant to the exercise of the Option. The Administrator may also permit payment to be made in such other manner as the Administrator deems appropriate and in compliance with applicable law. Any shares delivered to the Company in payment of the aggregate amended Option Price shall be valued at the Fair Market Value (as defined in the Plan) of the Company's shares. Unless otherwise provided by the Administrator, if Employee is, at the time of exercise, an Officer (as defined in the Plan), the Company shall withhold the appropriate number of Shares, rounded up to the next whole number, as are determined by the Administrator to have a Fair Market Value equal to the amount required to satisfy applicable withholding taxes. If Employee is not an Officer at the date of exercise, he may elect to have Shares withheld or may deliver cash or a check to pay the withholding taxes. The Option shall be exercised in accordance with such administrative regulations as the Administrator of the Plan shall from time to time adopt.



III. EXPIRATION

     All unexercised rights under the Option shall expire on the date specified in Section I above or on the date specified in this Section III in the event that Employee's employment is terminated.

           (a) Upon termination of Employee's employment with the Company or a subsidiary due to Employee's death, the right to exercise the Option shall be accelerated and shall accrue as of the date of Employee's death, and may be exercised by Employee's executor, administrator or the person to whom the rights under the Option shall pass by Employee's will or by the laws of descent and distribution, within one (1) year from the date of Employee's death.

           (b) Upon the termination of Employee's employment with the Company or its subsidiaries for "cause," as defined in the Plan, this Option, to the extent not exercised, shall lapse and be of no further force or effect whatsoever. Upon such lapse, Employee shall not be entitled nor have the right to purchase any additional Shares under the Plan or, to the extent not exercised before such termination, pursuant to this Agreement.

           (c) Upon cessation of Employee's employment for any reason other than for death or for cause, this Option may be exercised, to the extent it was otherwise exercisable on the date of cessation of employment, within ninety (90) days of such cessation of employment. In the event of Employee's death within the ninety day period following termination of employment, the Option may be exercised by his Beneficiary, to the extent it was otherwise exercisable, within one (1) year of the date of Employee's death.












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IV.  NON-ISSUANCE

     The Company shall not be required to issue or deliver any Shares upon Employee's exercise of the Option:

           (a) Prior to the admission of such Shares to listing on any public exchange on which the Company's common stock may be listed; or

           (b) Prior to the completion of any proceedings under any applicable state or federal securities law, rule or regulation that the Company or its counsel determines to be necessary or advisable to the issuance of the Shares; or

           (c) Unless such issuance, in the opinion of the Company's counsel, is exempt from federal and state securities registration requirements.

The Company may require Employee to represent and agree in writing that if such Shares are issuable under an exemption from registration requirements, the Shares will be "restricted". Employee shall not have the rights of a shareholder with respect to the Shares until certificates evidencing the Shares have been issued and delivered to Employee. While the Company will attempt to process the exercise of the Option as promptly as possible, it cannot guarantee a delivery date for the certificates.



V.   REORGANIZATION

     If prior to the expiration of the Option, the Shares then subject to the Option shall be affected by any recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the common stock of the Company, the Company will appropriately adjust the number and kind of Shares covered by the Option and the Option Price per share as is necessary to prevent dilution or the enlargement of rights which might otherwise result.



VI.  HOLDING PERIOD

     Employee hereby acknowledges that, although this Agreement may provide for more liberal exercise periods, exercise of the Option more than three months after termination of employment for any reason other than disability, or exercise of the Option more than one year after termination of employment in the case of disability, shall cause the Option to lose its qualification as an Incentive Stock Option under the Code (as defined in the Plan). Similarly, the sale, exchange or other disposition of any of the Shares purchased pursuant to the Option at any time earlier than two years from the Date of Grant or within one year after the Shares are transferred to Employee pursuant to the exercise of the Option will result in a "disqualifying disposition" under Code Section 422(a). A disqualifying disposition will cause Employee to incur immediate income tax liability upon the disposition of the Shares. Employee hereby covenants and agrees to notify the Company of any such disqualifying disposition and to pay the Company any applicable withholding taxes for which the Company becomes liable as a result of such disqualifying disposition.













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VII. NOTICE

     All notices given pursuant to or in connection with this Agreement shall be in writing and shall be deemed to be duly given when personally delivered or when mailed, if sent by certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, or to such other address as the parties may indicate:

     If to the Company:           Coolsavings, Inc.
                                  360 N. Michigan Ave.
                                  19th Floor
                                  Chicago, Illinois 60601
                                  Attention:  Controller

     If to Employee:
                                  ------------------------------

                                  ------------------------------



VIII. NO RIGHT TO EMPLOYMENT CONFERRED

     Nothing in this Agreement or the Plan shall confer upon Employee any right to continue in employment with the Company or a subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such person's employment at any time.



IX.  SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue to be in full force and effect to the maximum extent permitted by law. If the implementation or presence of any provision of this Agreement would or will cause the Plan and thereby the Shares purchased thereunder to not be in compliance with Rule 16b-3 under the Securities Exchange Act of 1934 or any other statutory provision, such Agreement provision shall not be implemented or, at the Company's option following notice, such provision shall be severed from the Agreement as is appropriate or necessary to achieve statutory compliance; provided, however, that the parties hereby agree to negotiate in good faith as may be necessary to modify this Agreement to achieve statutory compliance or otherwise effectuate the intent of the parties following a severance permitted by this Section IX.



X.   AMENDMENT

     This instrument contains the entire Agreement of the parties and may only be amended by written agreement executed by the parties hereto or their respective successors, as permitted by the Plan. Notwithstanding the foregoing, the Administrator may, in its discretion, amend this Agreement without the consent of Employee in such a manner as it believes will prevent the amended Option from resulting in "applicable employee remuneration" within the meaning of Section 162(m) of the Code or regulations thereunder.



XI.  GOVERNING LAW

     This Agreement is made and entered into and shall be construed and enforced in accordance with the laws of the State of Delaware.





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XII. HEADINGS

     The section numbers and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



XIII. CONDITION TO AND ACCEPTANCE OF OPTION

     The grant of the Option is conditioned upon receipt by the Company within five days of the Date of Grant of a "Terms of Employment" agreement executed by the Employee containing the standard Company non-compete, non-disclosure and non-solicitation covenants. The exercise of the Option is conditioned upon acceptance by Employee of the terms hereof as evidenced by his or her execution of this Agreement and the return of an executed copy to the Secretary of the Company no later than sixty days after the date set forth in the following paragraph.



     IN WITNESS WHEREOF, this Incentive Stock Option Agreement is hereby executed effective as of _____________________.


                                  COMPANY:

                                  CoolSavings, Inc.,
                                  a Delaware corporation



                                  By:
                                       ------------------------------

                                       ------------------------------
                                       Chairman and
                                       Chief Executive Officer


                                  EMPLOYEE:



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